Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161 F 208-3431-5757

News Release

Media Contact            Investor Relations Contact
John Sahlberg    Wayne Rancourt
Office 208-384-6451     Office (208) 384-6073

For Immediate Release: January 8, 2014

BOISE CASCADE ANNOUNCES APPOINTMENT OF KAREN GOWLAND TO ITS BOARD OF DIRECTORS

BOISE, Idaho - Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today that Karen Gowland has been appointed to its board of directors, effective immediately. “I am delighted that Karen is joining our board. She brings a unique mix of skills given her knowledge of our company and experience in the industry, and understanding of securities laws and corporate governance,” notes Board Chairman Duane McDougall.
Ms. Gowland served as the senior vice president, general counsel and corporate secretary for Boise Inc. until it was acquired by PCA in late 2013. She has approximately 30 years of experience in the forest products industry and over 15 years of experience as a corporate secretary for various public and private entities in the forest products industry.
Ms. Gowland currently chairs the Professional Conduct Board for the Idaho State Bar Association, is a past chair of the Law Advisory Council for the University of Idaho College of Law and is a member of the board of directors of the University of Idaho Foundation. She holds degrees in accounting and law from the University of Idaho.

About Boise Cascade
Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.